                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                         [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                      PAN PACIFIC RETAIL PROPERTIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                                  PAN PACIFIC
                               RETAIL PROPERTIES


                                                                   April 6, 1999

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Pan Pacific Retail Properties, Inc. to be held at 11:00 a.m. (PDT) on May 6, 1999 at the DoubleTree Hotel, in San Diego's Mission Valley, 7450 Hazard Center Drive, San Diego, California.

     At the Annual Meeting, you will be asked to consider and vote upon the election of four directors to the Board of Directors of the Company.

     The election of the members of the Board of Directors of the Company is more fully described in the accompanying Proxy Statement. We urge you to review carefully the Proxy Statement.

THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS NAMED IN THE ACCOMPANYING PROXY STATEMENT.

     YOUR VOTE IS IMPORTANT TO THE COMPANY, WHETHER YOU OWN FEW OR MANY SHARES! Please complete, date and sign the enclosed proxy card and return it in the accompanying postage paid envelope, even if you plan to attend the Annual Meeting. If you attend the Annual Meeting and wish to vote your shares personally you may do so at anytime before the Proxy is voted.

                                          I hope to see you at the Annual
                                          Meeting,

                                          PAN PACIFIC RETAIL PROPERTIES, INC.
                                          /s/ STUART A. TANZ
                                          Stuart A. Tanz
                                          President and Chief Executive Officer

        1621-B South Melrose Drive - Vista, CA 92083 - Telephone: (760)
                      727-1002 - Facsimile: (760) 727-1430
                              http://www.pprp.com

                      PAN PACIFIC RETAIL PROPERTIES, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 6, 1999

     Notice is hereby given that the annual meeting of stockholders of Pan Pacific Retail Properties, Inc., a Maryland corporation (the "Company"), will be held at the DoubleTree Hotel, in San Diego's Mission Valley, 7450 Hazard Center Drive, San Diego, California, on Thursday, May 6, 1999, at 11:00 a.m., local time, for the following purposes:

     1. To elect four directors, to serve terms of one, two and three years, as detailed herein; and

     2. To transact such other business as may properly come before the meeting.

     The election of the directors is more fully described in the accompanying Proxy Statement, which forms a part of this Notice.

     During the course of the Annual Meeting, management will report on the current activities of the Company and comment on its future plans. A discussion period is planned so that stockholders will have an opportunity to ask questions and present their comments.

     The Board of Directors has fixed the close of business on March 22, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. A list of such stockholders will be available for inspection at the offices of the Company at 1621-B South Melrose Drive, Vista, California, at least ten days prior to the Annual Meeting.

     If you plan to be present, please notify the undersigned so that identification can be prepared for you. Whether or not you plan to attend the Annual Meeting, please execute, date and return promptly the enclosed proxy. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person. Thank you for your interest and consideration.

                                          By order of the Board of Directors,
                                          /s/ David L. Adlard
                                          David L. Adlard
                                          Secretary

Dated: April 6, 1999

                             YOUR VOTE IS IMPORTANT
        TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED
               PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE

                      PAN PACIFIC RETAIL PROPERTIES, INC.
                           1621-B SOUTH MELROSE DRIVE
                            VISTA, CALIFORNIA 92083

                            ------------------------
                                 PROXY STATEMENT
                            ------------------------

                                  MAY 6, 1999
                       ANNUAL MEETING OF THE STOCKHOLDERS

     This proxy statement is provided in connection with the solicitation of proxies to be used at the annual meeting of stockholders (the "Annual Meeting") of Pan Pacific Retail Properties, Inc., a Maryland corporation (the "Company"), to be held at the DoubleTree Hotel Mission Valley, 7450 Hazard Center Drive, San Diego, California, on Thursday, May 6, 1999, at 11:00 a.m. This proxy will first be sent to stockholders by mail on or about April 6, 1999.

     At the Annual Meeting, holders of record of shares of the Company's Common Stock will consider and vote upon (i) the election of four members to the Board of Directors of the Company and (ii) such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PERSONS NOMINATED TO BE ELECTED TO THE BOARD OF DIRECTORS. See "PROPOSAL ONE: ELECTION OF DIRECTORS."

     On March 22, 1999, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, the Company had 21,162,012 shares of Common Stock, par value $0.01 per share (the "Common Stock"), outstanding. Each share of Common Stock is entitled to one vote on all matters properly brought before the meeting. Stockholders are not permitted to cumulate their shares of Common Stock for the purpose of electing directors or otherwise. Presence at the Annual Meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

     Unless contrary instructions are indicated on the proxy, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be cast at the Annual Meeting FOR the election of the nominees to the Board of Directors. With respect to any other business, which may properly come before the Annual Meeting and be submitted to a vote of stockholders, proxies received by the Board of Directors will be cast at the discretion of the designated proxy holders. A stockholder may revoke his or her proxy at any time before exercise by delivering to the Secretary of the Company a written notice of such revocation, by filing with the Secretary of the Company a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself be sufficient to revoke a proxy.

     The election inspector will treat shares represented by properly signed and returned proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions do not constitute a vote "for" or "against" any matter and thus will not be counted as votes cast and will have no effect on the result of the vote.

     If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as these proxies would have been voted at the original convening of the Annual Meeting (except for any proxies that have effectively been revoked or withdrawn).

     The Company will bear the cost of soliciting proxies from its stockholders. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of the Company will not be additionally compensated for any solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of

Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding soliciting material.

     No person is authorized to make any representation with respect to the matters described in this Proxy Statement other than those contained herein and, if given or made, that information or representation must not be relied upon as having been authorized by the Company or any other person.

                      PROPOSAL ONE:  ELECTION OF DIRECTORS

GENERAL

     The Company's Board of Directors currently consists of six directors divided into three classes, designated as Class I, Class II and Class III. Each class is elected to a three-year term and the election of directors is staggered, so that only one class of directors is elected at each annual meeting of stockholders. Directors who have been elected by the Board of Directors to fill vacancies must be reelected by the stockholders at the next annual meeting. The Class II directors' terms, of which there are two directors, Mr. Mark J. Riedy and Mr. Bernard M. Feldman, will expire at the upcoming 1999 annual meeting of stockholders. In addition, two vacancies were created during the past year. One was created when Mr. Russell E. Tanz resigned, effective August 1, 1998, which vacancy was filled by the election of Mr. Paul D. Campbell. The second was created as a result of the Board of Directors electing on November 6, 1998 to expand the Board of Directors to six members. This resulting vacancy was filled by the election of Mr. David P. Zimel. As such, stockholders of record as of the Record Date will be entitled to vote on the election of the Class I, II and III directors. The Class II directors are Mr. Mark J. Riedy and Mr. Bernard
M. Feldman. Paul D. Campbell, who filled Mr. Russell Tanz' vacancy, will be a Class III director and Mr. David P. Zimel, who filled the new seat, will be a Class I director.

PROPOSAL ONE

     At the Annual Meeting, the Common Stock represented by properly executed and returned proxies, unless otherwise specified, will be voted for the election of directors as follows: Mr. Mark J. Riedy, to serve for three years; Mr. Bernard M. Feldman, to serve for three years; Mr. Paul D. Campbell, to serve for one year; and Mr. David P. Zimel, to serve for two years. All elected directors shall serve until the end of their term and until their respective successors are duly elected and qualify.

     If for any reason the nominees are not candidates (which is not expected) when the election occurs, it is intended that proxies will be voted for the election of any substitute nominee designated by the Board of Directors. The following information is furnished with respect to Messrs. Riedy, Feldman, Campbell and Zimel.

BIOGRAPHICAL INFORMATION ON THE NOMINEES

     MARK J. RIEDY. Age 56. Mr. Riedy has served as a member of the Board of Directors of the Company since its inception as a public company in August 1997. He has been a professor of real estate finance at the University of San Diego since 1993. From July 1988 to July 1992, he served as President and Chief Executive Officer of the National Council of Community Bankers. From July 1987 to July 1988, he served as President and Chief Operating Officer of the J.E. Robert Companies, a real estate workout firm. From January 1985 to July 1986, he served as President and Chief Operating Officer and a director of the Federal National Mortgage Association. Mr. Riedy currently serves on the boards of directors of Continental Savings Bank, AccuBanc Mortgage Corporation, Neighborhood Bancorp and American Residential Investment Trust. He received a B.A. degree in Economics from Loras College, a M.B.A. from Washington University and a Ph.D. from the University of Michigan in Ann Arbor.

     BERNARD M. FELDMAN. Age 49. Mr. Feldman has served as a member of the Board of Directors of the Company since its inception as a public company in August 1997. He currently serves as the President and Chief Executive Officer of ICW Group of insurance companies, a position he has held since 1987.

Mr. Feldman has also served as President and Chief Executive Officer of Western Insurance Holdings since 1991. From 1987 to present, he served as President and Chief Executive Officer of Insurance Company of the West.

     PAUL D. CAMPBELL. Age 51. Mr. Campbell has been a Director since August 1998. Since April 1998, Mr. Campbell has been the President and Chief Executive Officer of Revenue Properties Company, Ltd., a Canadian public real estate and gaming company ("Revenue Properties"). Mr. Campbell also serves on Revenue Properties Board of Directors. From August 1996 to March 1998, he was President and Chief Executive Officer of Nexacor Realty Management, Inc. From May 1995 to July 1996, he was President of Aberlour, Inc. From December 1990 to April 1995, Mr. Campbell worked for Bramalea, Ltd., a Canadian public real estate company which merged with and into Bramalea, Inc. Bramalea, Inc. filed a petition under Canadian bankruptcy laws in April 1995. While at Bramalea, he served as President and Chief Executive Officer of Trilca Centers, Inc., a subsidiary of Bramalea, from January 1991, and Chief Operating Officer of Bramalea, Inc. from March 1992 to April 1995.

     DAVID P. ZIMEL. Age 43. Mr. Zimel has served as a member of the Board of Directors since November 1998. He currently serves as President and Chief Executive Officer of Portland Fixture Limited Partnership, a Portland, Oregon based shopping center development and management company. Mr. Zimel has served in various capacities for the International Counsel of Shopping Centers including State Director and Program Committee Chairman. Mr. Zimel received a B.S. degree from the University of Oregon. He is also a licensed real estate broker and general contractor.

VOTE REQUIRED AND BOARD OF DIRECTORS RECOMMENDATION

     Assuming a quorum is present, the affirmative vote of a plurality of the votes cast at the Annual Meeting, whether in person or by proxy, is required for approval of the proposal presented above. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this vote. In no event will the proxies be voted for more than one nominee for each board seat.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF MR. MARK J. RIEDY, MR. BERNARD M. FELDMAN, MR. PAUL D. CAMPBELL AND MR. DAVID P. ZIMEL AS DIRECTORS OF THE COMPANY.

INCUMBENT DIRECTORS

       NAME           AGE                   TITLE                   CLASS
------------------    ---    -----------------------------------    -----
Melvin S. Adess       54     Director                                I
Stuart A. Tanz        40     Director, Chairman, Chief Executive    III
                             Officer and President

     MELVIN S. ADESS. Mr. Adess has served as a member of the Board of Directors of the Company since its inception as a public company in August 1997. Since January 1975, Mr. Adess has been a partner in the Chicago office of the law firm of Kirkland & Ellis, where he was an associate lawyer from 1969 to December 1974. Mr. Adess serves on various of his firm's management committees. Additionally, he has served on various taxation committees of the American Bar Association. Mr. Adess received a B.S. degree from Northwestern University and a J.D. degree from the University of Chicago. He is also an Illinois Certified Public Accountant.

     STUART A. TANZ. Mr. Tanz has served as the Chairman, Chief Executive Officer and President and as a director of the Company since its inception in August 1997. He has been involved in the real estate business for over 18 years. Mr. Tanz served as Chief Executive Officer of Pan Pacific Development (U.S.) Inc. ("PPD") from May 1996 to August 1997 and as a director and the President of PPD from April 1992 to August 1997. He served as a director and as the President and Chief Operating Officer of PPD's parent company, Pan Pacific Development Corporation ("PPDC"), from 1992 to December 1996, when PPDC was amalgamated into Revenue Properties. He served as a director of Revenue Properties from 1993 to August 1997 and as Co-Chief Executive Officer of Revenue Properties from May 1996 to August 1997. From 1985 to

1992, Mr. Tanz served as President of United Income Properties, Inc. where he developed property in Southern California. He was responsible for land acquisitions for Bramalea Ltd. from 1982 to 1985. Mr. Tanz received his B.S. degree in Business Administration from the University of Southern California.

COMMITTEES OF THE BOARD

     Audit Committee. The Board of Directors established an audit committee (the "Audit Committee") to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the scope and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. The Audit Committee consists of Messrs. Adess, Feldman and Riedy, who are not employees, officers or affiliates of the Company or a subsidiary or division thereof, or a relative of a principal executive officer of the Company, or a member of an organization acting as advisor, consultant or legal counsel, receiving compensation on a continuing basis from the Company in addition to director's fees ("Independent Directors").

     Corporate Governance Committee. The Board of Directors established a corporate governance committee (the "Corporate Governance Committee") consisting of Independent Directors Messrs. Adess, Feldman and Riedy. The Corporate Governance Committee is responsible for providing counsel to the Board of Directors with respect to (i) organization, membership and function of the Board of Directors, (ii) structure and membership of the committees of the Board of Directors and (iii) succession planning for the executive management of the Company.

     Compensation Committee. The Board of Directors established an executive compensation committee (the "Compensation Committee") to establish remuneration levels for executive officers of the Company and implement the Company's Stock Incentive Plan (described below) and any other incentive programs. The Compensation Committee consists of Independent Directors Messrs. Adess, Feldman and Riedy.

     During the year ended December 31, 1998, the Board of Directors held 10 meetings. Of the incumbent members of the Board of Directors, only Messrs. Campbell and Zimel, both elected during the year, attended less than 75% of the total number of 18 meetings of the board and meetings of the committees of the board. Each of Messrs. Campbell and Zimel attended in excess of 75% of the Board of Directors meetings that occurred after they joined the Board of Directors.

COMPENSATION OF DIRECTORS

     The Board of Directors is entitled to fix its own remuneration from time to time. Pursuant to that authority, each director other than Mr. Stuart A. Tanz and Mr. Paul D. Campbell was remunerated for his service as a director at the rate of $10,000 per annum. In addition, each director other than Messrs. Tanz and Campbell, receive a fee of $1,500 for each Board of Directors meeting attended ($750 for telephonic attendance), a fee of $750 for each committee meeting attended on a day that does not include a Board of Directors meeting ($500 for telephonic attendance) and an additional fee of $250 for each committee meeting chaired by that director whether or not a Board of Directors meeting occurred on the same day. Directors are also reimbursed for reasonable expenses incurred to attend director and committee meetings. Officers of the Company who are directors are not paid any directors' fees. Messrs. Adess, Feldman and Riedy also received in 1998 options to purchase 4,000 shares each of Common Stock, of which one third vested immediately and the remaining two thirds vest pro rata in annual installments over two years following the date of grant. The stock options were issued pursuant to the 1997 Stock Option and Incentive Plan at an exercise price equal to the fair market value of the Common Stock at the date of grant.

THE INFORMATION SET FORTH BELOW IS SUBMITTED WITH RESPECT TO EACH OF THE COMPANY'S EXECUTIVE OFFICERS.

 NAME OF INDIVIDUAL                           TITLE                            AGE
 ------------------   -----------------------------------------------------    ---
Stuart A. Tanz        Chairman, Chief Executive Officer, and President         40
Jeffrey S. Stauffer   Executive Vice President, Chief Operating Officer        37
David L. Adlard       Executive Vice President, Chief Financial Officer,       42
                        Secretary and Treasurer
Laurie A. Sneve       Vice President, Corporate Controller                     36
Michael B. Haines     Vice President, Corporate Accounting                     37

     Biographical information with respect to Mr. Tanz is set forth above under Incumbent Directors.

     JEFFREY S. STAUFFER. Mr. Stauffer has served as Executive Vice President and Chief Operating Officer of the Company since March 1998. From the Company's formation until March 1998, Mr. Stauffer served as Senior Vice President, Operations and Development of the Company. He served as Senior Vice President of Operations for PPD from January 1993 to August 1997. Mr. Stauffer has been involved in the shopping center industry for 15 years. From 1985 to 1990 he was the Director of Commercial Property Management for Realty Holding Group in Las Vegas, Nevada. He was State Director for the International Council of Shopping Centers from 1990 to 1993 and is also a Certified Shopping Center Manager.

     DAVID L. ADLARD. Mr. Adlard has served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company since its formation. He was the Executive Vice President and Chief Financial Officer and a director of PPD from January 1995 to August 1997. Prior to joining PPD, Mr. Adlard was a Director of Real Estate Consulting at Price Waterhouse from 1992 to 1995. He has previously worked in the areas of acquisitions, research, project financing and financial management, development, leasing and property management.

     LAURIE A. SNEVE. Ms. Sneve has served as Vice President and Controller of the Company since its formation. Ms. Sneve is responsible for all corporate and property accounting, financial and tax reporting and management controls. From March 1995 to August 1997, Ms. Sneve served as the Vice President and Corporate Controller of PPD. Prior to joining PPD, Ms. Sneve was Controller and Director of Accounting for The Hahn Company, where she worked for over six years. Ms. Sneve became licensed as a Certified Public Accountant during her tenure with Arthur Andersen & Company from 1985 to 1988 where she practiced in both the Philadelphia and San Diego offices.

     MICHAEL B. HAINES. Mr. Haines has served as Vice President, Corporate Accounting of the Company since September 1997. Prior to September 1997 he served as Corporate Assistant Controller of the Company and held the same position at PPD from March 1995 to August 1997. Mr. Haines is responsible for corporate financial reporting and management controls. Prior to joining PPD, Mr. Haines was Director of Internal Audit for The Hahn Company from 1990 to 1995. Mr. Haines became licensed as a Certified Public Accountant after his tenure with Deloitte & Touche LLP in San Diego from 1989 to 1990.

EXECUTIVE COMPENSATION

     The following table below sets forth the base salary and other compensation paid from the Company's inception as a public company in August 1997 through December 31, 1998 to the Company's Chief Executive Officer and each of the Company's three other most highly compensated executive officers whose annualized compensation during 1998 exceeded $100,000 (the "Named Executive Officers"). The Company has entered into employment agreements with certain of its executive officers as described below.

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                     LONG TERM COMPENSATION
                                     -------------------------------------   -----------------------------------------
                                                                OTHER        RESTRICTED   SECURITIES
                           FISCAL                              ANNUAL          STOCK      UNDERLYING        OTHER
 NAME/PRINCIPAL POSITION    YEAR      SALARY     BONUS     COMPENSATION(2)   AWARDS(3)     OPTIONS     COMPENSATION(4)
 -----------------------   ------    --------   --------   ---------------   ----------   ----------   ---------------
Stuart A. Tanz               1998    $325,000   $200,000       $29,186               --     75,000         $1,688
  President and Chief        1997(1) $108,750         --       $ 5,250       $1,950,000    225,000         $1,763
  Executive Officer
Jeffrey S. Stauffer          1998    $150,000   $ 75,000       $ 4,800               --     30,000         $1,477
  Executive Vice
President                    1997(1) $ 52,178         --       $ 1,400       $  195,000    100,000         $2,371
  and Chief Operations
  Officer
David L. Adlard              1998    $148,575   $ 65,000       $ 6,000               --     30,000         $1,347
  Executive Vice
President                    1997(1) $ 53,063         --       $ 1,750       $  195,000    100,000         $2,425
  and Chief Financial
  Officer
Laurie A. Sneve              1998    $101,290   $ 20,000       $ 2,200               --     12,500         $1,012
  Vice President and         1997(1) $ 36,937         --            --               --     80,000         $1,679
  Controller

---------------
(1) Represents amounts earned during 1997 by Messrs. Tanz, Stauffer, Adlard and Ms. Sneve at annual salaries of $290,000, $139,140, $141,500 and $98,500, respectively. Their employment by the Company began on or about August 13, 1997 with the completion of the Company's initial public offering.

(2) Represents car allowance compensation for Messrs. Stauffer, Adlard and Ms. Sneve. Represents car allowance and medical and travel reimbursements for Mr. Tanz.

(3) Represents the value of restricted stock awarded at the completion of the Company's initial public offering based on the initial public offering price of $19.50 per share. Messrs. Tanz, Stauffer and Adlard were awarded 100,000, 10,000 and 10,000 shares of restricted stock, respectively. The restricted stock vests 33 1/3% per year over a three-year period from the date of grant. Distributions are paid on the restricted stock awards. Based on the closing price of the Company's Common Stock of $19.94 at December 31, 1998, the value of the stock awards was $1,994,000, $199,400 and $199,400, respectively.

(4) Represents 401(k) contributions by the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to the awarding of stock options in 1998 to the Named Executive Officers included in the Summary Compensation Table.

                                             INDIVIDUAL GRANTS
                       --------------------------------------------------------------
                       NUMBER OF      PERCENT OF TOTAL
                       SECURITIES    OPTIONS GRANTED TO
                       UNDERLYING       EMPLOYEES IN       EXERCISE      EXPIRATION         GRANT DATE
        NAME           OPTIONS(1)       FISCAL YEAR         PRICE           DATE         PRESENT VALUE(2)
---------------------  ----------    ------------------    --------    --------------    ----------------
Stuart A. Tanz           75,000             22.2%          $22.1875    March 17, 2006        $186,000
Jeffrey S. Stauffer      30,000              8.9%          $22.1875    March 17, 2006        $ 74,400
David L. Adlard          30,000              8.9%          $22.1875    March 17, 2006        $ 74,400
Laurie S. Sneve          12,500              3.7%          $22.1875    March 17, 2006        $ 31,000

---------------
(1) All options granted in 1998 become exercisable in three equal installments beginning on the first anniversary of the date of grant and have a term of 7 years subject to earlier termination in certain events related to termination of employment.

(2) Based on the Black-Scholes options pricing model adapted for use in valuing stock options. The following assumptions were used in determining the values set forth in the table: (i) expected volatility of 23.72% calculated in accordance with the provisions of SFAS No. 123; (ii) a risk-free rate of return of 5.0% (which percentage represents the assumed yield on a United States Government Zero Coupon bond with a 5-year maturity prevailing on or about the date on which the respective options were granted); (iii) a dividend yield of 7.5%; and (iv) an expected life of 5 years. No adjustments were made for nontransferability or risk of forfeiture of the options. The calculations were made using the option exercise price of $22.1875. The estimated present values in the table are not intended to provide, nor should they be interpreted as providing, any indication or assurance concerning future values of the Common Stock.

       AGGREGATE OPTION EXERCISES IN 1998 AND 1998 YEAR-END OPTION VALUES

     The following table sets forth information with respect to the value of options held by the Named Executive Officers, included in the Summary Compensation Table, on December 31, 1998.

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                             OPTIONS AT 1998             IN-THE-MONEY OPTIONS
                                                               YEAR-END(1)                AT 1998 YEAR-END(2)
                        SHARES ACQUIRED     VALUE      ---------------------------    ---------------------------
         NAME             ON EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----------------------  ---------------    --------    -----------   -------------    -----------   -------------
Stuart A. Tanz                --             --          75,000         225,000         $33,000        $66,000
Jeffrey S. Stauffer           --             --          33,333          96,667         $14,667        $29,333
David L. Adlard               --             --          33,333          96,667         $14,667        $29,333
Laurie A. Sneve               --             --          26,667          65,833         $11,733        $24,467

---------------
(1) The options granted in 1998 become exercisable in three equal installments beginning on the first anniversary of the date of grant and have a term of 7 years subject to earlier termination in certain events related to termination of employment.

(2) Based on closing price of $19.94 per share of Common Stock on December 31, 1998, as reported by the New York Stock Exchange.

EMPLOYMENT AGREEMENTS

     Stuart Tanz, Jeffrey Stauffer and David Adlard have each entered into employment agreements with the Company. Stuart Tanz's employment agreement has an initial term of three years and Jeffrey Stauffer's and David Adlard's employment agreements each have initial terms of two years. All of these employment agreements provide for automatic one-year extensions following expiration of the initial term. The employment agreements require each of these individuals to be employed full time by the Company and prohibit them from becoming directors, officers or employees of Revenue Properties or PPD. Laurie Sneve has also agreed that she will not accept employment with Revenue Properties or PPD for as long as she is employed by the Company.

     For the first year of the initial term, the employment agreements provided for an initial annual base compensation in the amounts set forth in footnote (1) to the Summary Compensation table with the amount of any initial bonus determined by the Compensation Committee. For subsequent years, both the amount of the base compensation and any bonus have and will be determined by the Compensation Committee.

     The employment agreements entitle the executives to participate in the 1997 Stock Option and Incentive Plan and to receive certain other insurance and pension benefits. In addition, in the event of a termination by the Company without "cause", a termination by the executive for "good reason", or a termination pursuant to a "change in control" of the Company (as such terms are defined in the employment agreements) (each, a "Permitted Severance Event"), Stuart Tanz will be entitled to a single severance payment equal to the sum of three times his annual base compensation for the most recent 24 month period plus an amount equal to three times his highest average annual bonus paid during the 24 month period. To the extent it is determined that Mr. Tanz receives benefits under his employment agreement or otherwise which would be subject to an excise tax under section 4999 of the Internal Revenue Code (relating to a "golden parachute" payment) then Mr. Tanz will receive an additional "gross-up" payment so that after calculation of all excise and other taxes and penalties, Mr. Tanz will retain a net amount equal to the amount of benefits to which he is entitled under his employment agreement or otherwise. Jeffrey Stauffer and David Adlard will be entitled to a single severance payment equal to their respective highest monthly base multiplied by twelve (Mr. Stauffer) or eight (Mr. Adlard); provided, however, that for each full year of service with the Company, the number of months of base compensation in the severance payment shall be increased by one month (subject to an overall cap of 18 months). Each of Messrs. Tanz (for one year), Stauffer (for one year) and Adlard (for six months) will be subject to a non-competition covenant if their employment with the Company ceases for any reason other than a Permitted Severance Event.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The amount of compensation paid by the Company to Stuart Tanz, Jeffrey Stauffer, David Adlard, Michael Haines and Laurie Sneve during the year ended December 31, 1998, in the case of base salaries, bonuses, and other compensation, was determined on March 17, 1998. Employment agreements were entered into with Messrs. Tanz, Stauffer and Adlard on August 13, 1997. In 1998, executive compensation consisted solely of base salary, bonuses and other compensation, and grants of stock options under the Company's Stock Option and Incentive Plan that vest over time.

     Executive Compensation Philosophy. The Compensation Committee believes that a fundamental goal of the Company's executive compensation program is to provide incentives to create value for the Company's stockholders. The primary objectives of the Committee in determining executive compensation for 1998 were
(i) to provide a competitive total compensation package that enables the Company to attract and retain qualified executives and align their compensation with the Company's overall business strategies and (ii) to provide each executive officer with a significant equity stake in the Company through stock options and stock ownership. The Compensation Committee will annually consider the appropriate combination of cash and stock-based compensation and weigh the competitiveness of the Company's overall compensation arrangements in relation to comparable real estate investment trusts. From time to time the Compensation Committee has retained compensation and other management consultants to assist with, among other things, structuring the Company's various compensation programs and determining appropriate levels of salary, bonus and other compensatory awards payable to the Company's executive officers and key employees, as well as guide the Company in the development of near-term and long-term individual performance objectives necessary to achieve long-term profitability.

     Base Salaries and Other Compensation. Base compensation for 1998 was set to compensate the officers for the functions they perform. While no specific formula was used to determine base compensation levels for the Company's executive officers, the Compensation Committee believes that the base salaries are generally in line with those of other publicly held real estate investment trusts the Compensation Committee has reviewed, some of which entities are included in the National Association of Real Estate Investment Trusts ("NAREIT") Equity REIT Index. During 1998, the Compensation Committee was advised by two independent compensation professional consultants. Base salaries will be reviewed annually and may be changed by the Compensation Committee in accordance with certain criteria determined primarily on the bases of growth of revenues and funds from operation per share of Common Stock and on the basis of certain other factors, which include: (i) individual performance, (ii) the functions performed by the executive officer, and (iii) changes in the compensation within the peer group in which the Company competes for executive talent. The weight given these factors by the Compensation Committee may vary from individual to individual.

     Annual Bonus Compensation. The Company's policy of awarding annual bonuses is designed to specifically relate executive pay to Company and individual performance. As a pay-for-performance program, cash bonuses provide financial rewards for the achievement of substantive Company and personal objectives.

     Employee Stock Option Plan. The Company's 1997 Stock Option and Incentive Plan relates closely to traditional forms of equity-oriented compensation in the commercial real estate industry. The purpose of option grants is to aid the Company in attracting and retaining quality employees, thereby advancing the interests of the Company's stockholders by offering employees an incentive to maximize their efforts to promote the Company's economic performance. In addition, to assist the Company in retaining employees and encouraging them to seek long-term appreciation in the value of the Company's stock, options are generally not exercisable immediately upon grant, but rather vest over a period of years. Awards granted under the Company's 1997 Stock Option and Incentive Plan are based upon a number of factors, including (i) the executive officer's or key employee's position in the Company, (ii) his or her performance and responsibilities, (iii) the extent to which he or she already holds an equity stake in the Company, (iv) equity participation levels of comparable executives and key employees at other companies in the compensation peer group, and (v) individual contribution to the success of the Company. The 1997 Stock Option and Incentive Plan does not provide any formulated method for weighting these factors, and a decision to grant an award is based primarily upon the Compensation Committee's evaluation of the past as well as the future anticipated performance and responsibilities of the individual in question. During 1998, stock options at an exercise price of $22.1875 per share were granted to Stuart A. Tanz, Jeffrey S. Stauffer, David L. Adlard, Laurie A. Sneve and Michael B. Haines. Options granted to these executives totaled 75,000, 30,000, 30,000, 12,500 and 10,000 respectively.

     401(k) Plan. The Company established a Section 401(k) Savings/Retirement Plan (the "Section 401(k) Plan") to cover eligible employees of the Company and any designated affiliate. The Section 401(k) Plan permits eligible employees of the Company to defer up to 15% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees' elective deferrals are immediately vested and non-forfeitable upon contribution to the
Section 401(k) Plan. The Company currently makes matching contributions up to 1% of the eligible employees' annual compensation, which matching contributions vest based upon the employees' tenure with the Company.

     The Section 401(k) Plan is designed to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by the Company to the Section 401(k) Plan, and income earned thereon, are not taxable to employees until withdrawn from the Section 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made.

     Chief Executive Officer Compensation. Stuart A. Tanz received a base salary during 1998 at an annual rate of $325,000. Mr. Tanz also received an option to purchase 75,000 shares of Common Stock at an exercise price of $22.1875 per share under the Company's Stock Option and Incentive Plan. Also, a bonus of $200,000 was paid to Mr. Tanz by the Company during 1998 and he received $29,186 in other compensation and $1,688 in contributions under the Company's 401K Plan. The Compensation Committee recognizes Mr. Tanz' contributions to the Company's successful secondary offering, the substantial growth in revenue and funds from operations per share for the Company, and the successful operations of the Company. The Board and its Compensation Committee feel Mr. Tanz's compensation is commensurate with the compensation of chief executive officers of competitive real estate investments trusts, and have deemed Mr. Tanz's salary, stock option awards and total compensation appropriate in light of Mr. Tanz's substantial contribution to the Company's growth and success in 1998.

     Rule 162(m). The 1993 Omnibus Budget Reconciliation Act ("OBRA") became law in August 1993. Under the law, income tax deductions of publicly-traded companies in tax years beginning on or after January 1, 1994 may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises, and non-qualified benefits) for certain executive officers exceeds $1 million (less the amount of any "excess parachute-payments" as defined in Section 280G of the Code) in any one year. Under OBRA, the deduction limit does not apply to payments, which qualify as "performance-based". To qualify as "performance-based", compensation payments must be based solely upon the achievement of objective performance goals and be made under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the compensation committee must certify that the performance goals were achieved before payments can be made.

     The Compensation Committee has designed the Company's compensation to conform to the OBRA legislation and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments, which qualify, as "performance-based". The Company may, however, pay compensation, which is not deductible in limited circumstances, when sound management of the Company so requires.

                                          Submitted By:

                                          Bernard M. Feldman, Chairman
                                          Mark J. Riedy
                                          Melvin S. Adess

     The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

COMPLIANCE WITH FEDERAL SECURITIES LAWS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Insiders"), to file with the Commission initial reports of ownership and reports of changes in ownership of Pan Pacific Retail Properties, Inc. Common Stock and other equity securities of the Company. Insiders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the Company's review of copies of Forms 3, 4 and 5, and the amendments thereto, received by the Company for the year ended December 31, 1998, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the year ended December 31, 1998, all filing requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of the Company's stock other than a Form 3 for Mr. David P. Zimel and a Form 4 for each of Mr. Stuart A. Tanz, Mr. David L. Adlard, Ms. Laurie A. Sneve, Mr. Melvin
S. Adess, Mr. Mark J. Riedy, Mr. Bernard M. Feldman, Mr. Russell E. Tanz and PPD, due to an administrative oversight. Forms 5 have now been filed for each of the aforementioned persons.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of December 31, 1998 (except as otherwise disclosed in the notes below), by (a) the Company's directors, (b) each other person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (c) the Company's Chief Executive Officer and the Company's executive officers, and (d) the Company's executive officers and directors as a group. Except as otherwise described in the notes below, the Company believes that the following beneficial owners, based solely on information furnished by those owners, have sole voting power and sole investment power with respect to all shares of Common Stock set forth opposite their respective names.

                                                              NUMBER OF COMMON SHARES   PERCENTAGE
                                                                BENEFICIALLY OWNED      OWNERSHIP
                                                              -----------------------   ----------
Pan Pacific Development (U.S.), Inc. and subsidiaries
  ("PPD")...................................................        10,808,012            51.07%
  131 Bloor Street, Suite 300
  Toronto, Ontario M5S 1R1
The Equitable Companies Inc.(1).............................         1,354,150             6.40%
  1290 Avenue of the Americas
  New York, New York 10104
Stuart A. Tanz.(2)..........................................           175,100                *
  1621-B South Melrose Drive
  Vista, California 92083
David L. Adlard(2)..........................................            43,433                *
  1621-B South Melrose Drive
  Vista, California 92083
Jeffrey S. Stauffer(2)......................................            43,333                *
  1621-B South Melrose Drive
  Vista, California 92083
Laurie A. Sneve(2)..........................................            26,767                *
  1621-B South Melrose Drive
  Vista, California 92083
Michael B. Haines(2)........................................            20,250                *
  1621-B South Melrose Drive
  Vista, California 92083
Melvin S. Adess(3)..........................................            14,499                *
  1621-B South Melrose Drive
  Vista, California 92083
Mark J. Riedy(3)............................................             8,999                *
  1621-B South Melrose Drive
  Vista, California 92083
Bernard M. Feldman(3).......................................             7,999                *
  1621-B South Melrose Drive
  Vista, California 92083
David P. Zimel..............................................             1,000                *
  1621-B South Melrose Drive
  Vista, California 92083
Paul D. Campbell............................................                 *                *
  131 Bloor Street, Suite 300
  Toronto, Ontario M5S 1R1
All Executive Officers and Directors as a Group (10
  persons)..................................................           341,380             1.59%

---------------
 *  Less than 1%

(1) According to a Schedule 13G filed with the Securities and Exchange Commission, the person has sole voting power of 261,200 shares, shared voting power of 1,050,600 shares and sole dispositive power with respect to 1,354,150 shares, as of December 31, 1998.

(2) Includes one third of the options granted in 1997, the portion vested in 1998.

(3) Includes one third of the options granted on March 17, 1998, which vested immediately, and two thirds of the options granted upon initial election to the Board of Directors.

PERFORMANCE GRAPH

     As a part of the rules concerning executive compensation disclosure, the Company is obligated to provide a chart comparing the yearly percentage change in the cumulative total stockholder return on the Common Stock over a five-year period. However, since the Common Stock has been publicly traded only since August 8, 1997 the information is provided from this date through December 31, 1998.

     Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in the Common Stock with the cumulative total return of a hypothetical investment in each of the Standard & Poor's Composite -- 500 Index and the NAREIT Equity REIT Total Return Index based upon the respective market prices of each investment on the dates shown below, assuming an initial investment of $100 on August 8, 1997, and as required by the Securities and Exchange Commission, the reinvestment of distributions.

                                                   PAN PACIFIC RETAIL                                      NAREIT EQUITY REIT
                                                   PROPERTIES, INC. .             S&P 500 INDEX            TOTAL RETURN INDEX
                                                   ------------------             -------------            ------------------
August 8, 1997                                           100.00                      100.00                      100.00
December 31, 1997                                        108.14                      104.69                      110.49
December 31, 1998                                        108.83                      134.60                       92.12

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain directors and executive officers of the Company (or members of their immediate families) and persons who hold more than 5% of the outstanding shares of Common Stock have direct or indirect interests in transactions which have been consummated by the Company, including the transfer of certain shopping center properties and entities owning shopping center properties to the Company by PPD and the repayment of certain indebtedness encumbering the shopping center properties in connection with the Company's initial public offering of Common Stock in August 1997 (the "IPO").

     Terms of Transfers. The terms of the transfers of the Company's initial portfolio of properties (or entities owning the properties) to the Company by PPD in connection with the IPO were not determined through arm's-length negotiation. PPD had substantial economic interest in the entities transferring the properties and the entities that were merged into the Company.

     Director Designation. In connection with the IPO, PPD received the right to nominate two persons for election to the Board of Directors of the Company so long as PPD and its affiliates collectively beneficially own at least 25% of the outstanding shares of Common Stock.

     Registration Rights. In connection with the IPO, PPD received certain registration rights with respect to shares of Common Stock issued.

     Assignment of Lease. Concurrently with the completion of the IPO, PPD assigned the Company all of its interest as a tenant in a lease covering the space currently serving as the headquarters of the Company at Melrose Village Plaza in Vista, California.

     Preemptive Rights. In connection with the IPO, PPD has certain participation rights in connection with future issuance of Common Stock by the Company, which will enable PPD to maintain its overall percentage ownership of the Common Stock of the Company.

     Non-Competition Agreement. In connection with the IPO, PPD and Revenue Properties agreed that they will not, without the consent of the Company acting through its Independent Directors, acquire, develop or manage any shopping centers in the Western United States and will refer all such opportunities to the Company. These restrictions will lapse when PPD's Common Stock ownership of the Company falls below 15%, calculated on a fully diluted basis.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP served as independent public accountants to the Company during 1998 and is expected to do so in 1999. A representative of KPMG LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     In order for stockholder proposals otherwise satisfying the eligibility requirements of Securities and Exchange Commission Regulation 14a-8 to be considered for inclusion in our Proxy Statement, they must be received by us at our principal office at 1621-B South Melrose Drive, Vista, California, 92083 on or before November 20, 1999.

     In addition, if a stockholder desires to bring business (including director nominations) before our 2000 Annual Meeting that is or is not the subject of a proposal timely submitted for inclusion in the Proxy Statement, written notice of such business, as prescribed in our Bylaws, must be received by our Secretary between February 6, 2000 and March 7, 2000. For additional requirements, a stockholder may refer to our Bylaws, Section 12 "Nominations and Proposals by Stockholders," a copy of which may be obtained from our Secretary. If we do not receive timely notice pursuant to our Bylaws, such business will be excluded from consideration at the meeting, regardless of any earlier notice provided in accord with Securities and Exchange Commission Regulation 14a-8.

OTHER MATTERS

     The Board of Directors knows of no other business, which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof and in the direction of the proxy holders.

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                                            By order of the Board of Directors,


                                            David L. Adlard
                                            Secretary

Dated:  April 6, 1999

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                DIRECTORS OF PAN PACIFIC RETAIL PROPERTIES, INC.
                           1621-B SOUTH MELROSE DRIVE
                             VISTA, CALIFORNIA 92083

        The undersigned, a stockholder of Pan Pacific Retail Properties, Inc., a Maryland corporation, hereby appoints Stuart A. Tanz and Melvin S. Adess and each or either of them as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of Common Stock of Pan Pacific Retail Properties, Inc. which the undersigned is entitled to vote at the Annual Meeting of the Company to be held on May 6, 1999, and any and all adjournments thereof, in the manner specified.

Proposal 1. Election of Directors

The Board of Directors recommends a vote FOR Election of Directors.

        FOR all nominees                      WITHHOLD AUTHORITY to vote
          listed below                      for all nominees listed below

              [ ]                                         [ ]

Nominees:  Mark J. Riedy                         Bernard M. Feldman
           Paul D. Campbell                      David P. Zimel

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike through that nominee's name above.)

     THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED,
                        WILL BE VOTED "FOR" PROPOSAL ONE.

Should any other matters requiring a vote of the stockholders arise, the above named proxies are authorized to vote the same in accordance with their best judgement in the interest of the Company. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matter set forth herein.

Dated:                                , 1999
      --------------------------------

                                      (SEAL)
      --------------------------------

                                      (SEAL)
      --------------------------------

(Please sign exactly as name or names appear hereon. Executors, administrators, trustees or other representatives should so indicate when signing.)